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                      February 13, 2023

       Ajay Kataria
       Chief Financial Officer
       Utz Brands, Inc.
       900 High Street
       Hanover, PA 17331

                                                        Re: Utz Brands, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Form 8-K furnished
November 10, 2022
                                                            File No. 001-38686

       Dear Ajay Kataria:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing